Exhibit 10.2

ManpowerGroup Inc.

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of _____________ by and between ManpowerGroup Inc., a Wisconsin corporation (the “Corporation”), and ______________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1. Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2. Terms of Award and Performance Goal.  The Employee has been granted a Target Grant of _______ Performance Share Units under the Plan.  The actual number of Performance Share Units that may be earned by Employee will be determined as described below, based upon the actual results for the Performance Period compared to the Performance Goal.    If the Conditions are not satisfied, then except as otherwise provided in this Agreement, or the Plan (to the extent not superseded by this Agreement), no Performance Share Units shall be vested.  The Performance Goal and the number of Performance Share Units that may be earned based on actual results for the average OPMP for the Performance Period will be as follows:

Average OPMP for the Performance Period	Resulting Performance Share Units Earned

Threshold OPMP (___%)	50% of Target Grant
Target OPMP (____%)	100% of Target Grant
Outstanding OPMP (____%)	200% of Target Grant

If actual OPMP for the Performance Period is below Threshold OPMP specified above, no Performance Share Units will be earned, and if actual OPMP for the Performance Period exceeds Outstanding OPMP specified above, the number of Performance Share Units earned will equal the number earned for Outstanding OPMP.  Actual OPMP  for the Performance Period between Threshold OPMP  and Target OPMP, or between Target OPMP  and Outstanding OPMP shall result in a number of Performance Share Units earned determined on a linear basis.  Notwithstanding the foregoing, if the OP Dollar Gate of $__________ is not achieved during the Performance Period, the maximum number of Performance Share Units that can be earned will not exceed the Target Grant.  Further, notwithstanding the foregoing, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award.

3. Award Payment.  The number of Performance Share Units earned shall be paid in Shares after the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of Performance Share Units that have been earned hereunder.  Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event as provided in Sections 4 or 5 below shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event.  Further, to the extent that Performance Share Units granted hereunder are earned and vested upon the Employee’s Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, such Award shall be paid to the Employee in Shares on the date that is the later of (i) six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code, or (ii) as soon as administratively practicable after the date the Committee has certified and approved the number of Performance Share Units that have been earned hereunder.

4. Termination of Employment.  Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of ManpowerGroup continuously from the date of this Award until the last day of the Performance Period in order for Employee to receive any Shares with respect to any Performance Share units he or she may earn hereunder.  Notwithstanding the foregoing, Section 10(d)(2) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement.  Instead, upon a participant’s death or Disability during the Performance Period, Employee will immediately earn and become vested in the number of Performance Share Units the participant would have otherwise earned if 100% of the Target Performance Goal had been achieved at the end of the Performance Period.  In the event of Employee’s Retirement during the Performance Period, Employee shall earn and become vested in a prorated number of Performance Share Units.  The number of Performance Share Units earned and vested in connection with a Retirement shall be number of Performance Share Units determined by multiplying the number of Performance Share Units that would have been earned, taking into account the achievement of the Annual OP Dollar Gate during the Performance Period, if Employee had remained an Employee until the last day of the Performance Period, determined in accordance with the actual OPMP achieved at the end of the Performance Period, by the quotient of (x) the number of full months between the first day of the Performance Period and the last day of the month in which the Employee’s Retirement occurs divided by (y) 36 months.

5. Triggering Event.  Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement.  Instead,

a.
If a Triggering Event occurs during the Performance Period,  upon the Employee’s termination of employment by ManpowerGroup other than for Cause or upon the Employee’s voluntary termination of employment for Good Reason during the two-year period following the Triggering Event (but not later than the end of the Performance Period), Employee shall earn and/or become vested in the number of Performance Share Units that would have been earned if Employee had remained an Employee until the last day of the Performance Period (as determined by the Committee, taking into account (i) treatment of Participants with similar grants whose employment has continued beyond the Performance Period, (ii) revised Performance Goals, if any, as agreed to between the relevant parties to the Triggering Event, and (iii) the Company’s achievement toward the Performance Goals at the end of the Performance Period, if measurable after the Triggering Event).

b.
If the Employee’s employment is terminated by ManpowerGroup other than for Cause or if the Employee voluntarily terminated his or her employment for Good Reason during a Protected Period, upon a Triggering Event, Employee shall earn and become vested in the same number of Performance Share Units that would have been earned if Employee had remained employed until the date of the Triggering Event and was terminated immediately thereafter (i.e., in the manner covered under Section 5(a) above.

6. Dividends and Voting Rights.  The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

7. Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

8. Definitions.

a.	“Target Grant” means the number of Performance Share Units established for Employee to earn at Target OPMP.

b.
“OPMP” means the Corporation’s annual operating profit divided by revenue from services, both determined in accordance with GAAP as reported on the Company’s audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the Performance Period or (b) for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category):

i.	goodwill impairment;

ii.	nonrecurring restructuring gains or charges; and

iii.	nonrecurring accrual adjustments pertaining to periods outside of the period of measurement.

c.	“Performance Goal” means the OPMP targets for the Performance Period as set by the Administrator.

d.	“Performance Period” means the 36-month period beginning on January 1, 2014 and ending on December 31, 2016.

e.	“Service” means the period beginning on the date the Employee’s employment with ManpowerGroup commences and ending on the date the Employee’s employment with ManpowerGroup terminates.

f.
“OP Dollar Gate” means the minimum average annual operating profit dollars that can be achieved during the Performance Period.  Operating profit is determined in accordance with GAAP as reported on the Company’s audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the Performance Period or (b) for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category):

i.	goodwill impairment;

ii.	nonrecurring restructuring gains or charges; and

iii.	nonrecurring accrual adjustments pertaining to periods outside of the period of measurement.

g.	“Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service.

h.	“Termination for “Cause” will mean termination of the Employee’s employment upon:

i.
Employee’s repeated failure to perform his duties with the Corporation in a competent, diligent and satisfactory manner as determined by the Executive Compensation and Human Resources Committee of the Board of Directors;

ii.
Employee’s failure or refusal to follow the reasonable instructions or direction of the Board of Directors, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Executive Compensation and Human Resources Committee, for five (5) business days after receiving notice thereof from the Executive Compensation and Human Resources Committee, or repeated failure or refusal to follow the reasonable instructions or directions of the Corporation’s Board of Directors;

iii.	any act by Employee of fraud, material dishonesty or material disloyalty involving ManpowerGroup;

iv.	any violation by Employee of a ManpowerGroup policy of material import;

v.	any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ManpowerGroup;

vi.	Employee’s chronic absence from work other than by reason of a serious health condition;

vii.	Employee’s commission of a crime the circumstances of which substantially relate to Employee’s employment duties with ManpowerGroup; or

viii.
the willful engaging by Employee in conduct which is demonstrably and materially injurious to ManpowerGroup.  For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

i.	“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:

i.	a material diminution in Employee’s authority, duties or responsibilities;

ii.	any material breach of any material obligation of ManpowerGroup for the payment or provision of compensation or other benefits to Employee;

iii.
a material diminution in Employee’s base salary or a failure by ManpowerGroup to provide an arrangement for Employee for any fiscal year of ManpowerGroup giving Employee the opportunity to earn an incentive bonus for such year;

iv.
Employee’s being required by the Corporation to materially change the location of his principal office; provided such new location is one in excess of fifty miles from the location of Employee’s principal office before such change; or

v.
a material diminution in Employee’s annual target bonus opportunity for a given fiscal year within two years after the occurrence of a Change of Control, as compared to the annual target bonus opportunity for the fiscal year immediately preceding the fiscal year in which a Change of Control occurred.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material diminution or breach described above by written notice to the Corporation within twenty (20) business days after such diminution or breach occurs, (ii) the Corporation fails to cure such diminution or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with ManpowerGroup is terminated by Employee within ninety (90) days after such diminution or breach occurs.

9. Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

ManpowerGroup Inc.

By:

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

Employee